Westbury Bancorp, Inc. Reports Net Income for the Three and Nine Months Ended June 30, 2017

West Bend, WI, July 25, 2017 (GlobeNewswire)- Westbury Bancorp, Inc. (NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $818,000, or $0.23 per common share, and $2.3 million, or $0.64 per common share, for the three and nine months ended June 30, 2017, respectively, compared to net income of $906,000, or $0.25 per common share, and $2.8 million, or $0.76 per common share, for the three and nine months ended June 30, 2016, respectively.
Kirk Emerich, Executive Vice President and Chief Financial Officer, said, "We are pleased that our earnings increased by 10% this quarter compared to each of the first two quarters of fiscal 2017 as our loan production office in the Madison market had its second full quarter of operations. In addition, through earnings and share repurchases, our book value per share increased by 5% at June 30, 2017 compared to June 30, 2016, or by 7% excluding the effect of changes in the market value of our investments available for sale. Our team is focused, as always, on continued improvement in our performance and the creation of shareholder value."
Highlights for the nine months include:

•
During the nine months ended June 30, 2017 our net loan portfolio increased by $37.5 million, or 9.37% annualized growth. The loan portfolio growth consisted primarily of increases in both non-owner and owner-occupied commercial real estate loans, commercial business loans and construction and land development loans. Loan growth was the primary driver of an increase in total interest and dividend income of $1.4 million, or 8.2%, to $18.5 million for the nine months ended June 30, 2017 compared to $17.1 million for the nine months ended June 30, 2016. Our yield on loans decreased to 4.06% for the nine months ended June 30, 2017 from 4.10% for the nine months ended June 30, 2016. This decrease in yield on loans was the result of the growth in the loan portfolio between periods in the current low rate environment.

•
During the nine months ended June 30, 2017, our deposits increased by $95.5 million, or 21.5% annualized growth. Deposit growth and the use of long-term FHLB advances were the primary causes of the increase in total interest expense of $510,000, or 26.7%, to $2.4 million for the nine months ended June 30, 2017 compared to $1.9 million for the nine months ended June 30, 2016. Our cost of deposits and interest-bearing liabilities increased to 0.50% for the nine months ended June 30, 2017 from 0.43% for the nine months ended June 30, 2016. The increase in this cost was the result of a change in the composition of our interest bearing deposits, with the average balance of higher cost certificates of deposit increasing by $39.5 million in the current year period over the prior year period and the average balance of lower cost checking, savings and money market accounts increasing by only $22.3 million between these same periods. Additionally, the average balance of non-interest bearing demand deposits increased by $6.9 million between these same periods which helped hold the increase in our overall cost of deposits and interest-bearing liabilities to only 7 basis points.

•
Net interest income increased $886,000, or 5.8%, to $16.0 million for the nine months ended June 30, 2017 compared to $15.2 million for the nine months ended June 30, 2016. Our net interest margin was 3.27% for the nine months ended June 30, 2017 compared to 3.39% for the nine months ended June 30, 2016.

•
Non-performing assets were $318,000, or 0.04% of total assets, at June 30, 2017, compared to $661,000, or 0.09% of total assets, at September 30, 2016 and $562,000, or 0.08% of total assets, at June 30, 2016.

•
Classified assets increased to $2.5 million, or 0.32% of total assets, at June 30, 2017, compared to $2.0 million, or 0.28% of total assets, at September 30, 2016 and $2.1 million, or 0.31% of total assets, at June 30, 2016. The increase in the balance of our classified assets across these periods was the result of the classification of one commercial loan relationship during the nine months ending June 30, 2017. This commercial loan relationship is performing as agreed at June 30, 2017.

•	Loans past due 30-89 days decreased $154,000, or 21.5%, to $561,000 at June 30, 2017 from $715,000 at September 30, 2016. This decrease was concentrated in the single family loan portfolio.

•	Annualized net recoveries were 0.00% of average loans for the nine months ended June 30, 2017, compared to annualized net charge-offs of 0.02% of average loans for the nine months ended June 30, 2016.

•
Due to the decrease in non-performing loans and the increase in the allowance for loan losses during the period, the ratio of our allowance for loan losses to non-performing loans increased to 2,806.00% at June 30, 2017 compared to 933.10% at September 30, 2016.

•
Non-interest income was $4.6 million for the nine months ended June 30, 2017, compared to $4.8 million for the nine months ended June 30, 2016. Non-interest income represented 22.27% of total revenue for the nine months ended June 30, 2017, compared to 24.09% for the nine months ended June 30, 2016.

•
Non-interest expense was $16.6 million for the nine months ended June 30, 2017, compared to $15.0 million for the nine months ended June 30, 2016. This increase resulted from (1) an increase in the accrual for ESOP expense as we made an additional principal payment on our ESOP loan at the end of the ESOP plan year on December 31, 2016 and which similar payment we intend to make at the end of calendar 2017, (2) expenses related to the opening of our Madison loan production office during fiscal 2017, (3) additional expenses related to upgrading our information technology and compliance capabilities and (4) the early termination of the employment contract with our former chairman. Non-interest expense to average total assets was 3.04% for the nine months ended June 30, 2017, compared to 2.97% for the nine months ended June 30, 2016.

•	During the period, we continued our stock repurchase programs. For the nine months ended June 30, 2017, we purchased 113,086 shares at an average price of $20.88 per share.

Highlights for the quarter include:

•
During the three months ended June 30, 2017 our net loan portfolio increased by $19.7 million, or 14.26% annualized growth. The loan portfolio growth consisted primarily of increases in both non-owner-occupied commercial real estate loans, multifamily loans and commercial business loans. Loan growth was the primary driver of an increase in total interest and dividend income of $679,000, or 11.8%, to $6.4 million for the three months ended June 30, 2017 compared to $5.8 million for the three months ended June 30, 2016. Our yield on loans increased to 4.08% for the three months ended June 30, 2017 from 4.07% for the three months ended June 30, 2016. This increase in yield on loans was the result of the growth in the loan portfolio at current rising market rates as the Federal Reserve implements increases in the Fed Funds rate, thus beginning to bring the market out of the prolonged low interest rate environment.

•
During the three months ended June 30, 2017, our deposits increased by $42.2 million, or 26.1% annualized growth. Deposit growth and the use of long-term FHLB advances were the primary causes of the increase in total interest expense of $229,000, or 33.8%, to $906,000 for the three months ended June 30, 2017 compared to $677,000 for the three months ended June 30, 2016. Our cost of deposits and interest-bearing liabilities increased to 0.53% for the three months ended June 30, 2017 from 0.45% for the three months ended June 30, 2016. The increase in this cost was the result of a change in the composition of our interest bearing deposits, with the average balance of higher cost certificates of deposit increasing by $53.8 million in the current year quarter over the prior year quarter and the average balance of lower cost checking, savings and money market accounts increasing by only $26.6 million between these same periods. Additionally, the average balance of non-interest bearing demand deposits increased by $6.7 million between these same periods which helped hold the increase in our overall cost of deposits and interest-bearing liabilities to only 8 basis points.

•
Net interest income increased $450,000, or 8.8%, to $5.5 million for the three months ended June 30, 2017 compared to $5.1 million for the three months ended June 30, 2016. Our net interest margin was 3.26% for the three months ended June 30, 2017 compared to 3.35% for the three months ended June 30, 2016.

•
Non-performing assets were $318,000, or 0.04% of total assets, at June 30, 2017, compared to $515,000, or 0.07% of total assets, at March 31, 2017 and $562,000, or 0.08% of total assets, at June 30, 2016.

•
Classified assets decreased to $2.5 million, or 0.32% of total assets, at June 30, 2017, compared to $6.4 million, or 0.85% of total assets, at March 31, 2017 and $2.1 million, or 0.31% of total assets, at June 30, 2016. The decrease in the balance of our classified assets compared to the prior quarter end was the result of the upgrade of one commercial loan relationship during the quarter ending June 30, 2017. The remaining classified commercial loan relationship is performing as agreed at June 30, 2017.

•	Loans past due 30-89 days decreased $325,000, or 36.68%, to $561,000 at June 30, 2017 from $886,000 at March 31, 2017. The decrease was concentrated in the single family loan portfolio.

•
Annualized net recoveries were 0.00% of average loans for the three months ended June 30, 2017, compared to annualized net recoveries of 0.01% of average loans for the three months ended March 31, 2017 and annualized net charge-offs of 0.04% of average loans for the three months ended June 30, 2016.

•
Due to the decrease in non-performing loans and the increase in the allowance for loan losses during the quarter, the ratio of our allowance for loan losses to non-performing loans increased to 2,806.00% at June 30, 2017 compared to 1,079.61% at March 31, 2017.

•
Non-interest income was $1.5 million for the three months ended June 30, 2017, compared to $1.6 million for the three months ended June 30, 2016. Non-interest income represented 21.16% of total revenue for the three months ended June 30, 2017, compared to 24.37% for the three months ended June 30, 2016.

•
Non-interest expense was $5.7 million for the three months ended June 30, 2017, compared to $5.2 million for the three months ended June 30, 2016. This increase resulted from expenses related to the operation of our Madison loan production office in the 2017 period and the early termination of our employment contract with our former chairman in addition to expenses related to upgrading our information technology and compliance capabilities during fiscal 2017. Non-interest expense to average total assets was 2.99% for the three months ended June 30, 2017, compared to 3.01% for the three months ended June 30, 2016.

•	During the quarter, we continued our stock repurchase programs. For the three months ended June 30, 2017, we purchased 47,420 shares at an average price of $20.10 per share.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.
Westbury Bank is an independent community bank serving communities in Washington, Waukesha, Dane and Outagamie Counties through its eight full service offices and two loan production offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.

Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition, the demand for the Company’s products and services, the Company's ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, the Company's ability to maintain required capital levels and adequate sources of funding and liquidity, the Company's ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.
___________________________________
WEBSITE: www.westburybankwi.com
Contact:    Kirk Emerich - Executive Vice President and CFO
Greg Remus - President and CEO
262-334-5563

	At or For the Three Months Ended:
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Selected Financial Condition Data:	(Dollars in thousands)
Total assets	$795,915	$755,541	$732,996	$702,625	$670,778
Loans receivable, net	571,281	551,611	543,220	533,759	519,332
Allowance for loan losses	5,612	5,560	5,451	5,244	5,062
Securities available for sale	122,338	115,208	101,997	93,772	87,254
Total liabilities	716,124	676,461	654,684	622,996	591,696
Deposits	687,486	645,313	629,852	591,977	563,515
Stockholders' equity	79,791	79,080	78,312	79,629	79,082

Asset Quality Ratios:
Non-performing assets to total assets	0.04%	0.07%	0.10%	0.09%	0.08%
Non-performing loans to total loans	0.03%	0.09%	0.13%	0.10%	0.11%
Total classified assets to total assets	0.32%	0.85%	0.47%	0.28%	0.31%
Allowance for loan losses to non-performing loans	2,806.00%	1,079.61%	775.39%	933.10%	900.71%
Allowance for loan losses to total loans	0.97%	1.00%	0.99%	0.97%	0.96%
Net charge-offs (recoveries) to average loans - annualized	—%	(0.01)%	(0.01)%	0.05%	0.04%

Capital Ratios:
Average equity to average assets	10.08%	10.28%	10.76%	11.07%	11.15%
Equity to total assets at end of period	10.03%	10.47%	10.68%	11.33%	11.79%
Total capital to risk-weighted assets (Bank only)	12.76%	12.87%	13.01%	13.54%	12.99%
Tier 1 capital to risk-weighted assets (Bank only)	11.86%	11.95%	12.10%	12.61%	12.08%
Tier 1 capital to average assets (Bank only)	9.77%	10.03%	10.17%	10.23%	9.87%
CET1 capital to risk-weighted assets (Bank only)	11.86%	11.95%	12.10%	12.61%	12.08%

	Three Months Ended:		Nine Months Ended:
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Selected Operating Data:	(in thousands, except per share data)
Interest and dividend income	$6,442	$5,763	$18,459	$17,063
Interest expense	906	677	2,418	1,908
Net interest income	5,536	5,086	16,041	15,155
Provision for loan losses	50	250	350	525
Net interest income after provision for loan losses	5,486	4,836	15,691	14,630
Service fees on deposit accounts	994	975	2,915	3,000
Other non-interest income	492	664	1,681	1,810
Total non-interest income	1,486	1,639	4,596	4,810

Compensation and other employee benefits	2,994	2,545	8,742	7,451
Occupancy, furniture and equipment	577	428	1,736	1,290
Data processing	872	781	2,534	2,300
Other non-interest expense	1,221	1,405	3,608	3,970
Total non-interest expense	5,664	5,159	16,620	15,011
Income before income tax expense	1,308	1,316	3,667	4,429
Income tax expense	490	410	1,356	1,611
Net income	$818	$906	$2,311	$2,818

Basic earnings per share	$0.23	$0.25	$0.64	$0.76
Diluted earnings per share	$0.22	$0.25	$0.62	$0.75

	For the Three Months Ended:
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Selected Operating Data:	(in thousands, except per share data)
Interest and dividend income	$6,442	$6,093	$5,924	$5,881	$5,763
Interest expense	906	795	717	694	677
Net interest income	5,536	5,298	5,207	5,187	5,086
Provision for loan losses	50	100	200	250	250
Net interest income after provision for loan losses	5,486	5,198	5,007	4,937	4,836
Service fees on deposit accounts	994	932	989	984	975
Other non-interest income	492	510	679	978	664
Total non-interest income	1,486	1,442	1,668	1,962	1,639

Compensation and other employee benefits	2,994	2,806	2,942	3,114	2,545
Occupancy, furniture and equipment	577	623	536	474	428
Data processing	872	856	806	790	781
Other non-interest expense	1,221	1,152	1,235	1,493	1,405
Total non-interest expense	5,664	5,437	5,519	5,871	5,159
Income before income tax expense	1,308	1,203	1,156	1,028	1,316
Income tax expense	490	457	409	375	410
Net income	$818	$746	$747	$653	$906

Basic earnings per share	$0.23	$0.21	$0.20	$0.18	$0.25
Diluted earnings per share	$0.22	$0.20	$0.20	$0.17	$0.25

	At or For the Three Months Ended:		At or For the Nine Months Ended:
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Selected Financial Performance Ratios:
Return on average assets	0.43%	0.53%	0.42%	0.56%
Return on average equity	4.29%	4.74%	4.08%	4.86%
Interest rate spread	3.26%	3.34%	3.26%	3.38%
Net interest margin	3.26%	3.35%	3.27%	3.39%
Non-interest expense to average total assets	2.99%	3.01%	3.04%	2.97%
Average interest-earning assets to average interest-bearing liabilities	102.16%	101.61%	102.53%	101.65%

Per Share and Stock Market Data:
Net income per common share	$0.23	$0.25	$0.64	$0.76
Basic weighted average shares outstanding	3,628,010	3,625,661	3,636,502	3,709,768
Book value per share - excluding unallocated ESOP shares	$21.98	$20.98	$21.98	$20.98
Book value per share - including unallocated ESOP shares	$20.35	$19.30	$20.35	$19.30
Closing market price	$20.85	$19.50	$20.85	$19.50
Price to book ratio - excluding unallocated ESOP shares	94.86%	92.95%	94.86%	92.95%
Price to book ratio - including unallocated ESOP shares	102.46%	101.04%	102.46%	101.04%